 EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

VISTA GOLD CORP. FILES 43-101 PRELIMINARY FEASIBILITY STUDY FOR THE

MT TODD GOLD PROJECT

Denver, Colorado, March 2, 2018 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE American and TSX: VGZ) today announced that it completed and filed a National Instrument 43-101 (“NI 43-101”) preliminary feasibility report for the Mt Todd Gold Project (the “PFS” or “Technical Report”)  that was announced on January 24, 2018.  The PFS provides an assessment of the Mt Todd gold project at a gold price of US$1,300 per troy ounce with a foreign exchange rate of US$0.80 per Australian dollar.  The base case for the PFS evaluates a 50,000 tonne per day (“tpd”) owner-operated, open-pit operation with a conventional 3-stage crush and 2-stage grind comminution circuit followed by a carbon-in-pulp gold recovery circuit.  The results of an alternate case designed to mine and process 33,000 tpd are also included in the Technical Report.  Additionally, the Technical Report provides detailed information supporting Vista’s decision to incorporate automated sorting and 2-stage grinding.  For further information on the results of the PFS and the Mt Todd Gold Project, see the Technical Report entitled “NI 43-101 Technical Report Mt Todd Gold Project 50,000 tpd Preliminary Feasibility Study Northern Territory, Australia,” dated March 2, 2018 with an effective date of January 24, 2018,  which is available on SEDAR as well as on Vista’s website under the Technical Reports section.

Vista’s President & CEO, Frederick H. Earnest, commented, “We are pleased with the results of the PFS, as reported at the current gold price and foreign exchange rate.  Again, we have evaluated two options for the development of the Mt Todd gold project with a 50,000 tpd base case and a smaller, more selective  33,000 tpd alternate case that has been designed to allow for expansion to the base case size.  We are excited about the incorporation of automated sorting technology and the newly designed grinding circuit, which together provide the foundation for the results reported at today’s economic conditions.  We invite any who may have detailed questions about the results of, or the technology incorporated in, the PFS to contact the Vista team.”

John Rozelle, Vista’s Sr. Vice President, a Qualified Person as defined by NI 43-101, has approved the information in this press release.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia.  Mt Todd is the largest known undeveloped gold project in Australia.

For further information, please contact Connie Martinez at (720) 981-1185.